Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. APPOINTS THOMAS M. NEALON

TO ITS BOARD OF DIRECTORS

Richardson, TX. April 16, 2012 – Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of Thomas M. Nealon to its Board of Directors effective today. With the appointment, the Company’s Board of Directors consists of twelve members, including ten independent directors, one former member of senior management and one current member of senior management.

Kosta Kartsotis, Chairman and Chief Executive Officer of the Company said, “We are tremendously pleased to have Tom join our Board. As we continue to expand our business globally, Tom’s significant experience in corporate strategy and information technology in the retail industry will be very beneficial to us.”

Mr. Nealon is currently a member of the Board of Directors of Southwest Airlines Co. Mr. Nealon most recently served as Group Executive Vice President of J. C. Penney Company, Inc. He resigned from that position effective December 1, 2011 for personal reasons. Mr. Nealon joined J. C. Penney in 2006 as Chief Information Officer, and held that position until his promotion to Group Executive Vice President in 2010. Prior to joining J. C. Penney, Mr. Nealon was with Electronic Data Systems, now a division of the Hewlett-Packard Company, from 2004 to 2006 and served on assignment as Senior Vice President and Chief Information Officer for Southwest Airlines Co. Prior to joining Electronic Data Systems, Mr. Nealon was a partner from 2000 to 2004 at the Feld Group, an IT management consultancy firm later acquired by Electronic Data Systems. Mr. Nealon also spent 15 years at Frito-Lay, Inc., a division of PepsiCo, serving in critical roles across the information technology organization, including two years as Chief Information Officer.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 22 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 390 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.